Exhibit 10.28

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR INTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Cancer Institute
an Institute or Center (hereinafter referred to as the “IC”) of the NIH
and

PDS Biotechnology Corporation,
hereinafter referred to as the “Collaborator”,
having offices at 675 US Highway One North Brunswick, NJ 08902, created and operating under the laws of Delaware.

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COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR INTRAMURAL-PHS CLINICAL RESEARCH
Article 1.          Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page.  The official contacts for the Parties are identified on the Contacts Information Page.  Publicly available information regarding this CRADA appears on the Summary Page.  The research and development activities that will be undertaken by IC and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A.  The staffing, funding, and materials contributions of the Parties are set forth in Appendix B.

Article 2.          Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA.  To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” or “AE” means any untoward medical occurrence associated with the use of a Test Article in humans, whether or not considered related to the Test Article (21 C.F.R §§ 312.32, 308.3; see also FDA Good Clinical Practice Guideline, International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25,691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA.  For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that the IND Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R.§ 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.  The term “Collaborator Materials” does not include “Test Article” (defined below).
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“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;
(b)	information that has been made available by its owner to others without a confidentiality obligation;
(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or
(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.  The CRADA PI may also be a Clinical Investigator.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420.  A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this CRADA.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or
(b)	Identifiable Private Information.
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“IC Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by IC and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application”, filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained.  Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. Part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan.  It describes the objective(s), design, methodology, statistical considerations, and organization of a trial.  For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.
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“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.  The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

“Summary Data” means any extract or summary of the Raw Data, generated either by, or on behalf of, IC or by, or on behalf of, Collaborator.  Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R. § 50.3 (j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan.  The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

Article 3.          Cooperative Research and Development

3.1
Performance of Research and Development.  The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page, unless specifically stated elsewhere in the Agreement.  The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers.  Any Collaborator employees who will work at IC facilities will be required to sign an agreement appropriately modified in view of the terms of this CRADA.

3.2
Research Plan.  The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines.  Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3
Use and Disposition of Collaborator Materials and IC Materials.  Except as specified below in this Section 3.3, The Parties agree to use Collaborator Materials and IC Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.  IC will be free to utilize Collaborator Materials internally for research purposes outside the scope of the Research Plan provided such use is consistent with IC’s obligations under this CRADA.

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3.4
Third-Party Rights in Collaborator’s CRADA Subject Inventions.  If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5
Disclosures to IC.  Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10.  These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6
Clinical Investigator Responsibilities.  The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to the IRB.  In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the IRB before starting the research.  The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties.  Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the IRB.

3.7	Investigational Applications.
3.7.1
If an IND is required to be filed after the Effective Date to conduct the Research Plan, IC and Collaborator will mutually determine on a case-by-case basis which Party will be the IND Sponsor.  The Party selected to be the IND Sponsor will submit the IND.  All Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2
When IC files an IND, Collaborator agrees to provide IC background information to support the IND.  Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator.  Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to IC by the Collaborator pursuant to this Article 3.

3.7.3
When Collaborator files an IND, IC agrees to provide Collaborator background information to support the IND.  IC further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by IC.  IC’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the IC’s IND, DMF, other filings, or other information and data provided to Collaborator by IC pursuant to this Article 3.

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3.7.4
If either Party supplies Confidential Information to the other Party in support of an IND filing, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.5
Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA.  These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population.  All data from those clinical trials are to Collaborator for purposes of this CRADA.

3.8
Test Article Information and Supply.  Collaborator agrees to provide IC without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA.  Collaborator will provide a Certificate of Analysis to IC for each lot of the Test Article provided.

3.9
Test Article Delivery and Usage.  Collaborator will ship the Test Article and, if required, Placebo to IC in containers marked in accordance with 21 C.F.R. § 312.6.  IC agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations.  In addition, IC agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities.  Furthermore, IC agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent.  At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator.  Pharmacy contacts at IC will be determined by IC and communicated to Collaborator.

3.10
Monitoring.  Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, IC will permit Collaborator or its designee(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)) and the Protocol(s).

3.11
FDA Meetings/Communications.  All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and IC in advance.  Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings.  Each Party will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

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Article 4.          Reports

4.1
Interim Research and Development Reports.  The CRADA PIs should exchange information regularly, in writing.  This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research.  However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2
Final Research and Development Reports.  The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA.  These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3
Fiscal Reports.  If Collaborator has agreed to provide funding to IC under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, IC will submit to Collaborator a statement of all costs incurred by IC for the CRADA.  If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4	Safety Reports.
4.4.1
In accordance with FDA requirements, the IND Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. § 812.150(b)(1), or other applicable regulations.  In the conduct of research under this CRADA, the Parties will comply with specific IC guidelines and policies for reporting AEs, as well as procedures specified in the Protocol(s).  The IND Sponsor must provide the non-sponsoring Party with copies of all safety reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.4.2
During and for a period of two years after the completion of a Protocol, the Collaborator shall promptly provide to the IC any information that Collaborator has reasonably determined could directly affect the health or safety of past or current Human Subjects or influence the conduct of the Protocol.  Such information may arise from any source, for example, Safety Reports provided to the FDA, study results, information in site monitoring reports or data safety monitoring committee reports.  IC shall be free to communicate the relevant safety information to each Human Subject and the IRB.

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4.5
Annual Reports.  IC will provide Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA.  Annual Reports will be kept confidential in accordance with Article 8.

Article 5.          Staffing, Financial, and Materials Obligations

5.1
IC and Collaborator Contributions.  The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B.  The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any research and development activities under this CRADA.

5.2
IC Staffing.  No IC employees will devote 100% of their effort or time to the research and development activities under this CRADA.  IC will not use funds provided by Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee.  Although personnel hired by IC using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3
Collaborator Funding.  Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not he used to fund IC under this CRADA.  If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule.  If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received.  IC will use these funds exclusively for the purposes of this CRADA.  Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4
Capital Equipment.  Collaborator’s commitment, if any, to provide IC with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B.  If Collaborator transfers to IC the capital equipment or provides funds for IC to purchase it, then IC will own the equipment.  If Collaborator loans capital equipment to IC for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and IC will not be liable for any damage to the equipment.

Article 6.          Intellectual Property

6.1
Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials.  Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s).  The Parties will own jointly all CRADA Subject Inventions invented jointly, all CRADA Data developed jointly (excluding IPI and Raw Data containing IPI) and all CRADA Materials d8veloped jointly.

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6.2
Reporting.  The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA.  Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventor ship, which will be determined in accordance with U.S. patent law.  These reports will be treated as Confidential Information in accordance with Article 8.  Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3
Filing of Patent Applications.  Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing; provided, however, that IC shall not file a Patent Application on any sole IC CRADA Subject Invention claiming Collaborator Materials, or methods of using Collaborator Materials, without first affording Collaborator an opportunity to comment.  Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner.  If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention.  Neither Party will be obligated to file a Patent Application.  Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services.  The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4
Patent Expenses.  Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s).  If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions.  Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

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6.5
Prosecution of Patent Applications.  The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication.  Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file.  The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions.  If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O.  Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications.  PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.          Licensing

7.1
Background Inventions.  Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2
Collaborator’s License Option to CRADA Subject Inventions.  With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by an IC employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license.  The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace.  The field of use of the license will not exceed the scope of the Research Plan.

7.3
Exercise of Collaborator’s License Option.  To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application.  The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option.  If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS.  In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others.  These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

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7.4
Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government.  In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5
Government License in Collaborator Sole CRADA Subject Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6
Third Party License.  Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B).  The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7
Third-Party Rights In IC Sole CRADA Subject Inventions.  For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party.  Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

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Article 8.          Rights of Access and Publication

8.1
Right of Access to CRADA Data and CRADA Materials.  IC and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials.  If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan.  Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.  If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by IC before the termination date of the CRADA.

8.2
Use of CRADA Data and CRADA Materials.  The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA.  The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1	CRADA Data.
Collaborator and IC will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed.  To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or 011 behalf of the Party.

8.2.2	CRADA Materials.
Collaborator and IC will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed.  Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding.  Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://www.ott.nih.gov/policy/research tool.aspx, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator.  Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them.  Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.
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8.3
Confidential Information.  Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information.  A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party. Notwithstanding any other provision in this Agreement, although certain information concerning Collaborator Materials or Test Article provided under this Agreement is confidential and will be so stamped, Collaborator recognizes that the NIH PI may need to disclose certain information concerning CONFIDENTIAL materials to patients (or to physicians or scientists where such disclosure is made in order to directly facilitate the ongoing treatment of a patient, or the development of a treatment for a patient). Collaborator hereby authorizes such limited disclosures and the NIH PI agrees to promptly acknowledge to Collaborator the making of any such disclosure.

8.4
Protection of Confidential Information. Subject to Paragraph 8.3, Confidential Information of the providing Party will not be disclosed, copied, reproduced or otherwise made available to any other person or entity by the receiving Party without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5
Human Subject Protection. The research and development activities to be conducted under this CRADA involve Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46 and therefore shall conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/). Collaborator shall under no circumstances receive Identifiable Private Information. The Parties may exchange samples of human tissue, or data derived from Identifiable Private Information, but only if all of the samples or data have first been coded by the providing Party who will not provide the key to such codes to the receiving Party. The receiving Party will not contact or make any effort to identify individuals who are, or may be, the sources of human tissue or data derived from identifiable private information, without the specific written approval of the providing Party.

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8.6
Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Confidential Information as described in Paragraph 8.3, will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or three (3) years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely.  Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7
Publication.  The Parties are encouraged to make publicly available the results of their research and development activities.  Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose a CRADA Subject Invention, CRADA Data, or descriptions of CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and five (5) days to review proposed abstracts to assure that Confidential Information is protected.  Either Party may request in writing that the proposed publication or other disclosure, but not abstracts, be delayed for up to sixty (60) additional days as necessary to file a Patent Application.

Article 9.          Representations and Warranties

9.1	Representations of IC. IC hereby represents to Collaborator that:
9.1.1	IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has authority to do so.
9.1.2
To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA.  Should IC or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, IC will notify Collaborator within thirty (30) days of receipt of final notice.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to IC that:
9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.
9.2.2
Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government.  Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify IC within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.
9.2.4
The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211 and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

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Article 10.          Expiration and Termination

10.1
Expiration.  This CRADA will expire on the last date of the term set forth on the Summary Page.  In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. IC and Collaborator may terminate this CRADA at any time by mutual written consent.
10.3
Unilateral Termination.  Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date.  IC may, at its option, retain funds transferred to IC before unilateral termination by Collaborator for use in completing the Research Plan.  If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.  Prior to any unilateral termination by IC for safety concerns, IC shall provide written notice to Collaborator outlining such safety concerns and the Parties shall meet and discuss in good faith such safety concerns and IC’s desired termination.

10.4
Funding for IC Personnel.  If Collaborator has agreed to provide funding for IC personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for non-cancellable obligations for such personnel will be available to IC for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner.  If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5
New Commitments.  Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.  Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6
Collaborator Failure to Continue Development.  If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that IC may continue developing the Test Article.  In that event, the following will apply:

10.6.1
Collaborator agrees to transfer to IC all information necessary to enable IC to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to IC.

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10.6.2
Further, Collaborator hereby grants to IC a nonexclusive, irrevocable, world-wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

Article 11.          Disputes

11.1
Settlement.  Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA.  If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution.  Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.
Article 12.          Liability

12.1
NO WARRANTIES.  EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2
Indemnification and Liability.  Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by IC ‘employees under this CRADA, unless due to the negligence or willful misconduct of IC, its employees, or agents.  The Government has no statutory authority to indemnify Collaborator.  Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that IC, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3
Force Majeure.  Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence.  If a force majeure event occurs, the Party unable to perform will promptly notify the other Party.  It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

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Article 13.          Miscellaneous

13.1
Governing Law.  The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia.  If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2
Compliance with Law.  IC and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HES regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. § 2131 et seq.; 9 C.F.R. Part 1, Subchapter A).  IC and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164.  Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin”.

13.3
Waivers.  None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party.  The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.
13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.
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13.6
Amendments.  Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal Investigators.  Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment.  A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7
Assignment.  Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party.  The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti-Assignment Act, to this Agreement.  The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8
Notices.  All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party.  Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.  Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3.  Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9
Independent Contractors.  The relationship of the Parties to this CRADA is, that of independent contractors and not agents of each other or joint venturers or partners.  Each Party will maintain sole and exclusive control over its personnel and operations.

13.10
Use of Name; Press Releases.  By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees.  Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services.  Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication.  Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.
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13.12
Export Controls.  Collaborator agrees to comply with U.S. export law and regulations.  If Collaborator has a need to transfer any CRADA Materials made in whole or in part by IC, or IC Materials, or IC’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13
Entire Agreement; Order of Precedence.  This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement including, without limitation, the Confidential Disclosure Agreement (CDA) executed by and between the Parties on April 30, 2015 (NCI CDA #12089-15).  Upon execution of this CRADA, the CDA is hereby superseded and succeeded by the terms of this CRADA.  If there is any discrepancy or conflict between the terms contained in the Protocol and this CRADA, the terms of the Protocol shall govern and control with respect to clinical matters and the terms of the Agreement shall govern and control with respect to all other matters, i.e., legal and financial matters.

13.14
Survivability.  The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 4.4.2, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE
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SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE.  COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR THE NATIONAL CANCER INSTITUTE:

/s/ James H. Doroshow, M. D.	1/27/16
James H. Doroshow, M.D. Deputy Director for Clinical and Translational Research, NCI	Date
FOR COLLABORATOR: /s/ Frank Bedu-Addo, Ph. D.	02/02/16
Frank Bedu-Addo, Ph.D. President & CEO	Date

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CONTACTS INFORMATION PAGE

CRADA Notices
For NCI:

Technology Transfer Specialist
Technology Transfer Center
National Cancer Institute
9609 Medical Center Drive
Bethesda, MD 20892-9702 MSC 9702
Rockville, MD 20850-9702 (express mail)
Tel: 240-276-5530
Fax: 240-276-5504
For Collaborator: Frank Bedu-Addo, PhD President and CEO PDS Biotechnology Corp. 675 Highway One North Brunswick, NJ 08902 Tel: 203-947-6744 Fax: 203-942-2629

Patenting and Licensing
For IC: Same as above	For Collaborator(if separate from above):

Tel:
Fax:

Delivery of Materials Identified in Appendix B (if any)
For IC:	For Collaborator:
Masaki Terabe, Ph.D.	Greg Conn, Ph.D.
Vaccine Branch, CCR, NCI	PDS Biotechnology Corp.
Building 41, Room D702H	675 Highway One
Bethesda, MD 20892	North Brunswick, NJ 08902
Tel: (301) 435-8349	Tel:
Fax: (301) 402-0549	Fax:
Email: terabe@mail.nih.gov	Email: gconn@pdsbiotech.com

Clinical Contact (as needed for Article 4.4.2)
For IC: Lauren V. Wood, M.D. MSC 1578 10 Center Drive, Room 10 6B06 Bethesda, MD 20892-1578 Tel: (301) 402-0199 Email: woodl@mail.nih.gov
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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:	Use of PDS’s proprietary Versamune® based immunotherapy in anti-cancer vaccines and other immunostimulatory molecules or blockers of negative regulation.
PHS [ICD] Component: ICD Principal Investigator:	Vaccine Branch, National Cancer Institute Jay A. Berzofsky, M.D., Ph.D. (VB/CCR/NCI)
Collaborator: Collaborator Principal Investigator:	PDS Biotechnology Corporation Frank Bedu-Addo, Ph.D.
Term of CRADA:	Five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The National Cancer Institute and PDS Biotechnology Corporation will collaborate under a Cooperative Research and Development Agreement to test the effect of PDS Biotechnology Corporation’s proprietary Versamune® based immunotherapy in cancer vaccines and in combination with cytokines and other immune stimulatory molecules on specific cancer immune responses.
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APPENDIX A

RESEARCH PLAN

Introduction

Although there have been major recent advances in the field of cancer immunotherapy with the approval of sipuleucel-T (Provenge®) and ipilumumab (YERVOY®), a significant challenge that remains is identification of immunologic responses that correlate with beneficial clinical outcomes.  The ability to characterize the immune response of patients to cancer vaccines and to develop therapeutic and diagnostic reagents is an important aspect of personalized approaches for patients undergoing cancer vaccine immunotherapy.  NCI will test the PDS Versamune® immunotherapeutic technology in combination with NCI Vaccine Branch cancer vaccines and other immunostimulatory molecules or blockers of negative regulation developed by the Vaccine Branch to examine the impact on patient immune responses.

Goal And Scope Of This Crada

The principal goal of this CRADA is to determine whether PDS Biotechnology Corporation’s Versamune® immunotherapeutic technology will be effective for enhancing delivery of cancer vaccines or viral vaccines or other immunotherapies developed by the Vaccine Branch, CCR, NCI, in mouse models and in human clinical trials.
The scope of CRADA is limited to the use of PDS Biotechnology Corporation’s proprietary Versamune® immunotherapeutic technology in combination with proprietary anti-cancer vaccines and immunotherapies developed by the National Cancer Institute Center for Cancer Research (NCI CCR) Vaccine Branch.  The full range of research activities to be conducted under the CRADA is outlined below under the section entitled “Experimental Plan.”

Expertise Of The Parties

Vaccine Branch, CCR, NCI: The NCI Vaccine Branch team has expertise in translating novel anti-cancer vaccines it has developed from the preclinical research stage to clinical investigation.  Jay A. Berzofsky, M.D., Ph.D., Chief, Vaccine Branch, and Masaki Terabe, Ph.D., Deputy Section Chief, Molecular Immunogenetics and Vaccine Research (MIVR) Section, Vaccine Branch and Head of the MIVR Cancer Immunology Unit, each have expertise in T cell immunology and tumor immunology and translation of basic immunological research to strategies to develop vaccines for cancer, human immunodeficiency virus (HIV), and viruses that cause cancer.  Together, they have over 50 years of experience in these fields, and over 480 scientific publications.  Lauren V. Wood, M.D., has extensive first-in-human, clinical translational phase I/II clinical research experience and publications addressing both cancer and HIV infection and is Head of the Vaccine Branch Clinical Trials Team.  She is board certified in Allergy and Immunology as well as in Internal Medicine and Pediatrics.  As part of the NIH, the NCI Vaccine Branch will also draw on NIH resources to offer expertise in the chemistry, manufacture and control (CMC) of autologous dendritic cell (DC) vaccine products and human papillomavirus (HPV) and gynecologic expertise.

PDS Biotechnology Corporation (PDS Bio): PDS Bio owns a proprietary cationic lipid platform nanotechnology, Versamune® which is being utilized in the development of therapeutic vaccines.  Mechanistic studies suggest that the particles are actively taken up by Antigen Presenting Cells (APC) and effectively deliver the incorporated antigens via Major Histocompatibility Complex (MHC) presentation to T-cells.  In addition, the cationic lipids act as immunotherapeutic technologies by activating MAP Kinase signaling and possibly toll receptors without the inflammation typically associated with immunotherapeutic technology activity.  High safety and effective uptake of the Versamune®-based formulations has been demonstrated in GLP toxicology, bio-distribution and pharmacokinetic studies.  High safety and T-cell immunogenicity in humans has also been demonstrated in a phase 1 human clinical trial in HPV+, CIN1+ subjects.  The first applications of the technology are in the development of a cancer vaccine to treat HPV cancers and pre-cancers, e.g., CIN2/3, cervical cancer and head and neck cancer, and a MUC1-based vaccine to treat ovarian and breast cancers.
The NCI Vaccine Branch and PDS Bio will work together on the goal of developing novel immunotherapies and related methods of use for treating cancer that combine PDS Bio’s Versamune® technology with proprietary cancer vaccines, immunostimulatory compounds, and blockers of immunosuppression developed by the NCI Vaccine Branch.  This research will include both preclinical animal models and clinical trials.
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Experimental Plan

The experimental details that follow are approximate and may be changed upon mutual agreement of the NCI and Collaborator.  Any substantive change to the Research Plan will be by mutual agreement and written Amendment to this CRADA.

The Parties will jointly investigate the use of PDS’s proprietary Versamune® immunotherapeutic technology in combination with proprietary anti-cancer vaccines and novel immunotherapies developed by the NCI CCR Vaccine Branch.  Research activities will span basic and preclinical studies as well as clinical investigations.

•	Project #1: Optimize a procedure to combine PDS Bio’s proprietary Versamune® immunotherapeutic technology with NKT cell agonists to enhance anti-tumor immune responses induced by a peptide vaccine.
The Vaccine Branch of NCI has shown that the efficacy of a peptide vaccine was increased when a NKT cell agonist (e.g., alpha-galactosylceramide and beta-mannosylceramide) was incorporated into a vaccine mixture consisting of a peptide and GM-CSF in a TC1 mouse tumor model in a therapeutic setting.  However, the procedure to mix all reagents to make the vaccine was not optimal.  Since both R-DOTAP ((R)-1,2-dioleoy1-3-trimethylammoniumpropane) and glycosylceramides can form micelles in an aqueous phase, it may be necessary to find an optimal condition to combine the two agents together to maximize the effect of both agents to induce immune responses.  In this project, PDS Bio will provide chemistry expertise to test different conditions to combine two reagents to form a vaccine, and NCI will test biological activity of the vaccine by using mouse tumor models in a few initial experiments.  Once a mixture that significantly facilitates tumor immunity is found, and upon the mutual written agreement of the Parties, PDS Bio will provide financial support for a postdoctoral fellow so that NCI can perform studies to better understand the mechanisms of the drug action such as changes in APC, NKT cells, CD4+ T cells and CD8+ T cells in tumors as well as in draining lymph nodes of vaccine injection site(s).  These studies may provide better ideas for designing mixtures with better activity to induce tumor immunity.
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Clinical Studies and the Support Thereof:

•
Project #2: Clinical trials of the Vaccine Branch Multi-Epitope (ME) T cell receptor gamma alternate reading frame protein (TARP) peptide prostate cancer vaccine using autologous dendritic cells and co-administered locally with ME TARP peptides co-formulated with PDS Bio’s proprietary Versamune® immunotherapeutic technology in a non-cellular vaccine platform.

The Vaccine Branch in collaboration with PDS Bio will carry out clinical trials of the Vaccine Branch ME TARP peptide prostate cancer vaccine using autologous dendritic cells and co-administered locally with ME TARP peptides co-formulated with PDS Bio’s proprietary Versamune® immunotherapeutic technology in a non-cellular vaccine platform.  Specifically, NCI will compare (i) safety, vaccine-induced immune responses and their impact on PSA velocity (i.e., PSA Doubling Time or slope Log PSA) and (ii) tumor growth rate constants of ME TARP peptides co-delivered with Versamune® to these same parameters generated following delivery of the Vaccine Branch’s current autologous ME TARP peptide DC vaccine platform.  This comparison study will be accomplished through:

•
Establishment of a comparator arm by an amendment to the current prospective, randomized phase II ME TARP DC vaccine NCI study 15-C-0075 if determined to be statistically feasible to yield valid comparative data; and/or

•
Implementation of a small prospective, Phase II study with subjects randomized 1:1 to receive ME TARP peptides locally co-administered with Versamune® versus ME TARP peptides delivered as an autologous DC vaccine.

As mutually agreed upon by the Parties, NCI may conduct additional clinical studies of the ME TARP peptide vaccine platform as an autologous DC vaccine product or co-administered with Versamune® immunotherapeutic technology in other cancers known to express TARP, e.g., breast cancer and/or mesothelioma.  These additional studies will be determined on the basis of the preclinical and clinical investigations and will not begin until a Protocol has been reviewed and approved by NCI’s IRB.

•	Project #3: Ongoing studies of chemistry, manufacturing, control and optimization of the Vaccine Branch autologous ME TARP peptide dendritic cell cancer vaccine platform
The Vaccine Branch in collaboration with PDS Bio will carry out ongoing studies of chemistry, manufacturing, control and optimization of the Vaccine Branch autologous ME TARP peptide dendritic cell cancer vaccine platform (and potentially other Vaccine Branch DC platforms, e.g., AdHER2) utilizing PDS’ proprietary Versamune® immunotherapeutic technology to optimize peptide antigen uptake and processing.  If pre-clinical, ex vivo parallel DC manufacturing runs and final product parameters document better antigen expression without compromise of the FDA-mandated vaccine release criteria in Sponsor Investigator IND #16255, the Vaccine Branch will seek the necessary NCI IRB and FDA approvals to incorporate the optimized autologous ME TARP peptide dendritic cell cancer vaccine platform into the clinical studies pursued in Project #2 above.
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•	Project #4: Participate as study site for the conduct of a prospective, Phase II randomized, double-blind, placebo-controlled parallel group study to evaluate the efficacy and safety of PDS0101
The Vaccine Branch in collaboration with PDS Bio will serve as the study site for the conduct of a prospective, randomized, double-blind, placebo-controlled parallel group study to evaluate the efficacy and safety of PDS0101 (ImmunoMAPK-RDOTAP/HPV-16 E6 and E7 peptides), an HPV16- E6 and E7 peptide vaccine using Versamune® developed by PDS Bio.  This study will be conducted in subjects with high-grade HPV16-positive pre-cancerous conditions, e.g., AIN, CIN, VAIN and VIN.  The trial will be carried out in HIV-infected patients and possibly other chronically immunosuppressed patients at risk for excess HPV-related disease co-morbidity, e.g., patients s/p HSCT (hematologic stem cell transplant) accrued and seen as part of unrelated transplant studies being conducted by NCI, NHLBI and NIAID investigators at the NIH Clinical Center.

Description Of The Contributions And Responsibilities Of The Parties CCR Vaccine Branch, NCI:

1.	Contribute expertise in tumor immunology and T cell immunology.
2.	Provide animals and reagents needed for the conduct of preclinical research to test combinations of NCI and PDS Bio technologies described above.
3.	Provide support to obtain NCI IRB approval for the amendment(s) to existing NCI ME TARP protocols or the concept/protocol review, implementation and data monitoring of a new protocol(s).
4.
Provide regulatory oversight, annual reporting and submission of all amendments to the FDA for the IND under which the proposed amended existing study (NCI 15-C-0075) or any new studies will be conducted.  Provide pre-clinical and clinical data to support IND filings.

5.	Provide some of the ME TARP peptides (and potentially other Vaccine Branch DC proprietary investigational agents).
6.	Provide (through the-NI-H Clinical Center) quality control, sterilization and LAL testing of cGMP manufactured and vialed ME TARP peptides provided by PDS Bio.
7.	Provide primary oversight for clinical safety assessment and reporting for the combined co-administration of PDS Bio’s Versamune® immunotherapeutic technology with ME TARP peptides.
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8.
Provide the primary analysis of comparative studies of locally administered Versamune® plus ME TARP peptides versus autologous ME TARP peptide vaccine with additional, reciprocal input from PDS Bio as needed.

9.
Perform studies to enhance the CMC manufacturing capacity of autologous ME TARP peptide vaccines (and potentially other Vaccine Branch DC proprietary investigational agents) delivered via the autologous DC platform or co-administered with Versamune® immunotherapeutic technology.

10.	Provide regulatory oversight and amendments to NCI protocols and the FDA IND master file to allow clinical use of DC vaccines manufactured with the Versamune® immunotherapeutic technology.
11.
Collect immunogenicity, safety and clinical outcome data on Vaccine Branch trials using both DC vaccines manufactured with Versamune® immunotherapeutic technology and locally administered TARP vaccines with Versamune plus ME TARP peptides to optimize antigen uptake, processing and expression for correlative analyses of final DC product characteristics and these specified (and potentially other) parameters.

12.
Participate as the lead study site in the clinical trial to evaluate the efficacy and safety of PDS0101 after obtaining appropriate NCI IRB approvals; provide immunologic and HPV gynecologic expertise during the conduct of the study.

Collaborator:

1.	Provide sufficient non-cGMP laboratory-produced Versamune® or other formulated Versamuneo®-based material for preclinical studies described in the Experimental Plan.
2.
Provide sufficient cGMP manufactured and vialed ME TARP peptides and Versamune® immunotherapeutic technology product for use in pre-clinical studies and clinical trials described in the Experimental Plan.

3.
Contribute expertise regarding PDS’ proprietary Versamune® immunotherapeutic technology product, including relevant, ongoing pre-clinical and clinical data regarding the use of the Versamune® immunotherapeutic technology in human clinical trials, including safety and immunogenicity data when co-administered with other peptide, protein, viral or vaccine formulations.

4.	Provide analysis and expert review on any data associated with activities detailed in the Experimental Plan being submitted for presentation at scientific meetings or for publication.
5.
Contribute expertise regarding assays to assess Versamune® enhancement of peptide, viral vector or other antigen processing in the cytosol of DCs and their subsequent immunogenicity/immune stimulation of CD4+, CD8+ and B cell responses by Vaccine Branch DC products manufactured with Versamune®; perform the aforementioned assays, as needed.

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6.
Contribute expertise regarding the optimal use of Versamune® immunotherapeutic technology in the CMC manufacturing of individual ME TARP peptide and/or possibly other NCI Vaccine Branch vaccine platforms.

7.	Provide IND sponsorship, coordination, regulatory oversight and reporting, and data monitoring of the study.
8.	Provide a finalized concept/protocol for submission by NCI through the NCI scientific and regulatory review processes.
9.	Provide an investigational supply of PDS0101 vaccine to be administered per protocol once final FDA and NCI approvals are received.
CCR VB, NCI and Collaborator:

Jointly the Parties will work together to conduct the preclinical and clinical studies described above, evaluate the data and publish the results of the studies conducted under this CRADA in peer-reviewed scientific journals.

Related NCI And Collaborator Agreements

NCI/PDS CDA (NCI Reference #12089-15), effective 4/30/2015, expires 4/30/2016.  Upon execution of this CRADA, the CDA is hereby superseded and succeeded by the terms of this CRADA.

Related Intellectual Property Of The Parties

Collaborator Patents and Patent Applications:

•	US patent # 7,303,881 “ANTIGEN DELIVERY COMPOSITIONS AND METHODS OF USE” issued December 2007
•	US patent # 8,853,283 “STABLE CRYSTAL MODIFICATIONS OF DOTAP CHLORIDE” issued October 2014 (Worldwide exclusive license from Merck GmbH)
•	US Patent #8,877,206 “STIMULATION OF AN IMMUNE RESPONSE BY CATIONIC LIPIDS” issued November 2014
•	PCT/US2009/040500 “STIMULATION OF AN IMMUNE RESPONSE BY ENANTIOMERS OF CATIONIC LIPIDS”
•	PCT/US2012/054786 “PARTICULATE VACCINE FORMULATIONS”
•	PCT/US2013/045578 “CATIONIC LIPID VACCINE COMPOSITIONS AND METHODS OF USE”
•	PCT/US2013/061132 “IMPROVED VACCINE COMPOSITIONS AND METHODS OF USE”
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NCI Patents and Patent Applications

•	US Patent No. 7,052,703 “T-CELL RECEPTORγ ALTERNATE READING FRAME PROTEIN (TARP) AND USES THEREOF,” issued May 2006
•	US Patent No. 7,541,035 “IMMUNOGENIC PEPTIDES FOR THE TREATMENT OF PROSTATE AND BREAST CANCER,” issued June 2009
•	US Patent No. 8,043,623 “IMMUNOGENIC PEPTIDES AND PEPTIDE DERIVATIVES FOR PROSTATE AND BREAST CANCER TREATMENT” (divisional application), issued October 2011
•	PCT/US2014/0070144 “MULTI-EPITOPE TARP PEPTIDE VACCINE AND USES THEREOF.”
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APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS OF THE PARTIES

Staffing Contributions

IC will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan.  IC’s scientific staff will include IC’s Principal Investigator and technical staff.

IC estimates that 6 person-years of effort per year for five (5) years will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan.  Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that 4.0 person-years of effort per year for five (5) years will be required to complete the CRADA research.

Funding Contributions

Collaborator agrees to provide up to $1,000,000 but no less than $500,000 during the first year of the CRADA and up to $1,000,000 but no less than $750,000 per year for the remaining years of the CRADA for IC to use to acquire technical, statistical, and administrative support for the clinical research activities, as well as to pay for supplies and travel expenses and, upon the mutual written agreement of the Parties, to acquire support for a postdoctoral research fellow to conduct additional preclinical studies The Parties agree to reassess the CRADA budget and the scope of planned activities annually in advance of the anniversary of the Effective Date to determine whether an adjustment to the Collaborator’s annual contribution is required or whether unused funds can be rolled forward to offset the Collaborator’s annual contribution for the upcoming year.

Except as provided below, Collaborator will provide funds in equal quarterly installments.  Any funds to support a postdoctoral research fellow must be paid annually.  Quarterly payments during the first year of the CRADA will be made as follows: the first installment of $75,000 will be due within thirty (30) days of the Effective Date.  The second installment of $102,000 will be due within ninety (90) days of the first installment due date.  The third and fourth installments of $161,500 will be due within ninety (90) and 180 days, respectively, of the second installment due date.  Each subsequent installment will be due within ninety (90) days of the last installment due date.  Collaborator agrees that IC can allocate the funding between the various categories in support of the CRADA research.
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CRADA PAYMENTS:

Collaborator has three options for making CRADA payments.  See CRADA Payment Options at http://ttc.nci.nih.gov/forms/crada.php for specific information on making payments using each option.

Option 1: Collaborator sends checks to the NCI.

Option 2: Collaborator makes payments via wire transfer.

Option 3: Collaborator makes payments using www.pay.gov.

CRADA TRAVEL PAYMENTS:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by IC and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.
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Materials/Equipment Contributions

IC will provide to the Collaborator the following IC Materials for use under this CRADA:

•	ME TARP cancer vaccine peptides for co-formulation with the Versamune® immunotherapeutic technology.
Collaborator will provide to the IC the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials

•	Versamune immunotherapeutic technology®
Test Articles:

•	ME TARP cancer vaccine peptides co-formulated with Versamune immunotherapeutic technology®
•	Versamune immunotherapeutic technology® formulated for co-administration ME TARP cancer vaccine peptides
•	PDS0101 vaccine
Capital Equipment: None

If either Party decides to provide additional Materials for use under this CRADA, those Materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

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